Exhibit 99.1
L BRANDS REPORTS HOLIDAY 2019 SALES AND UPDATES
FOURTH QUARTER EARNINGS GUIDANCE

Columbus, Ohio (Jan. 9, 2020) - L Brands, Inc. (NYSE: LB) reported net sales of $3.906 billion for the nine weeks ended Jan. 4, 2020, compared to net sales of $4.072 billion for the nine weeks ended Jan. 5, 2019. Comparable sales decreased 3 percent for the nine weeks ended Jan. 4, 2020, compared to the nine weeks ended Jan. 5, 2019.

The company reported net sales of $12.113 billion for the 48 weeks ended Jan. 4, 2020, compared to net sales of $12.457 billion for the 48 weeks ended Jan. 5, 2019. Comparable sales decreased 2 percent for the 48 weeks ended Jan. 4, 2020, compared to the 48 weeks ended Jan. 5, 2019.

The company expects to report fourth quarter earnings per share of about $1.85 compared to its previous guidance of about $2.00.

To hear further commentary provided on L Brands’ prerecorded Holiday sales message, call 1-855-859-2056; conference ID 7188906 or log onto www.LB.com for an audio replay.

ABOUT L BRANDS:
L Brands, through Victoria’s Secret, PINK and Bath & Body Works, is an international company. The company operates 2,943 company-owned specialty stores in the United States, Canada, the United Kingdom and Greater China, and its brands are also sold in more than 700 franchised locations worldwide. The company’s products are also available online at www.VictoriasSecret.com and www.BathandBodyWorks.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our company or our management:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand internationally and related risks;

•	our independent franchise, license and wholesale partners;

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com

•	our direct channel businesses;

•	our ability to protect our reputation and our brand images;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	our ability to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability, significant health hazards, environmental hazards or natural disasters;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	our geographic concentration of vendor and distribution facilities in central Ohio;

•	fluctuations in foreign currency exchange rates;

•	stock price volatility;

•	our ability to pay dividends and related effects;

•	our ability to maintain our credit rating;

•	our ability to service or refinance our debt;

•	shareholder activism matters;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in product input costs;

•	our ability to adequately protect our assets from loss and theft;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	liabilities arising from divested businesses;

•	our ability to implement and maintain information technology systems and to protect associated data;

•	our ability to maintain the security of customer, associate, third-party or company information;

•	our ability to comply with regulatory requirements;

•	legal and compliance matters; and

•	tax, trade and other regulatory matters.

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

L Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@lb.com	communications@lb.com

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com

L BRANDS
HOLIDAY 2019

Comparable Sales Increase (Decrease) (Stores and Direct):

	November and December		Year-to-Date
	2019	2018	2019	2018
Victoria's Secret[1]	(12%)	(4%)	(8%)	(2%)
Bath & Body Works[1]	9%	14%	9%	12%
L Brands[2]	(3%)	4%	(2%)	3%

1 - Results include company-owned stores in the U.S. and Canada and direct sales.
2 - Results include company-owned stores in the U.S., Canada, the U.K. and Greater China and direct sales.

Comparable Sales Increase (Decrease) (Stores Only):

	November and December		Year-to-Date
	2019	2018	2019	2018
Victoria's Secret[1]	(12%)	(7%)	(9%)	(6%)
Bath & Body Works[1]	4%	9%	5%	8%
L Brands[2]	(4%)	—%	(4%)	(1%)

1 - Results include company-owned stores in the U.S. and Canada.
2 - Results include company-owned stores in the U.S., Canada, the U.K. and Greater China.

Total Company-Owned Stores:

	Stores			Stores
	Operating			Operating
	at 2/2/19	Opened	Closed	at 1/4/20
Victoria's Secret U.S.	957	4	(38)	923
PINK U.S.	141	3	—	144
Victoria's Secret Canada	39	—	—	39
PINK Canada	6	—	—	6
Total Victoria's Secret	1,143	7	(38)	1,112

Bath & Body Works U.S.	1,619	35	(15)	1,639
Bath & Body Works Canada	102	1	—	103
Total Bath & Body Works	1,721	36	(15)	1,742

Victoria's Secret U.K./Ireland	21	—	—	21
PINK U.K.	5	—	—	5
Victoria's Secret Beauty and Accessories	38	10	(7)	41
Victoria's Secret Greater China	15	7	—	22
Total International	79	17	(7)	89
Total L Brands Stores	2,943	60	(60)	2,943

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com